Exhibit 99.1

FOR IMMEDIATE RELEASE

National Interstate Corporation Announces

2005 Second Quarter Financial Results

Richfield, OHIO, August 15, 2005 — National Interstate Corporation (NASDAQ: NATL) today reported net income for the second quarter ended June 30, 2005 of $7.0 million ($.36 per share diluted) compared to $6.4 million ($.42 per share diluted) for the 2004 second quarter. The 8.5% increase in net earnings for the 2005 second quarter reflects an increase in net investment income of $1.1 million or 51.7%. Net income for the first six months of 2005 increased by $2.7 million to $14.1 million ($0.75 per share diluted) compared to $11.4 million ($.74 per share diluted) for the same period of 2004. The per share comparisons for both periods are affected by increased shares outstanding in 2005 resulting from the Initial Public Offering completed in February 2005.

The GAAP combined ratio was 84.1% for the second quarter of 2005 and 81.4% for the same period in 2004. Slight variances in both our loss and loss adjustment expenses and our underwriting expenses contributed to the 2.7 point increase in the 2005 combined ratio. The GAAP combined ratio for the first six months of 2005 was 82.4%, comparable to 82.5% for the same period of 2004.

Commenting on the results, Alan Spachman, Chairman and President of National Interstate Corporation, said, “We remain satisfied with our year to date performance which is in line with our expectations. We have been successful in growing our business and maintaining pricing discipline in a softening commercial insurance environment. We appreciate the loyalty and support our Company and products continue to receive from the specialty insurance customers we serve.”

Mr. Spachman continued, “During our transition to public company status we have been challenged by the expanded accounting and reporting requirements. Deficiencies in our internal controls and procedures have been identified. Adjustments were recorded in the second quarter that were not material to 2005 interim results. These deficiencies and adjustments are referenced in Item 4. of our Form 10-Q. We will continue to focus on improving these functions with a clear objective of preparing our organization and processes to meet all internal control standards and to maintain the positive sales and earnings momentum we have generated.”

About National Interstate Corporation

National Interstate Corporation (NASDAQ: NATL), founded in 1989, is a specialty property and casualty insurance company with a niche orientation and focus on the transportation industry. National Interstate differentiates itself within its markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. Our core products include property and casualty insurance for transportation companies, group captive insurance programs for transportation companies that we refer to as our alternative risk transfer operations, specialty personal lines, primarily recreational vehicle coverage, and transportation and general commercial insurance in Hawaii. We offer our products through multiple distribution channels including independent agents and brokers, affiliated agencies and the Internet. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Co. Ohio-based National Interstate, a subsidiary of American Financial Group, Inc. (NYSE: AFG; NASDAQ), is headquartered in Richfield, Ohio, near Cleveland, Ohio.

Forward Looking Statements

This release may contain forward-looking statements that are subject to risks and uncertainties. Although National Interstate Corporation believes that the expectations reflected in its forward-looking statements are reasonable, actual results could differ materially from those expectations. Important cautionary statements and risk factors that could affect actual results are discussed in materials filed by National Interstate Corporation with the Securities and Exchange Commission.

Contact:	Mike Bourgon
VP – Investor Relations
(330) 659-8900
mike.bourgon@nationalinterstate.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2005	2004 (a)	2005	2004 (a)
Operating Data:
Gross premiums written	$72,136	$60,465	$175,713	$149,405

Net premiums written	$57,274	$47,560	$130,903	$104,052

Premiums earned	$46,423	$40,418	$89,600	$73,414
Net investment income	3,140	2,070	5,807	3,827
Net realized gains	191	464	306	1,156
Other income	407	455	915	908

Total revenues	50,161	43,407	96,628	79,305
Losses and loss adjustment expenses	27,720	23,454	53,787	43,352
Commissions and other underwriting expense	9,478	7,908	16,730	14,458
Other operating and general expenses	2,252	2,010	4,236	3,629
Interest expense	322	274	723	528

Total expenses	39,772	33,646	75,476	61,967

Income before income taxes	10,389	9,761	21,152	17,338

Provision for income taxes	3,434	3,350	7,042	5,944

Net income	$6,955	$6,411	$14,110	$11,394

Per Share Data:
Earnings per common share, basic	$0.37	$0.43	$0.76	$0.76
Earnings per common share, assuming dilution	$0.36	$0.42	$0.75	$0.74
Book value per common share, basic (at period end)	6.69	3.87	6.69	3.87
Weighted average number of common shares outstanding, basic	18,965	15,024	18,456	15,024
Weighted average number of common shares outstanding, diluted	19,223	15,396	18,710	15,396
Common shares outstanding at period end	18,965	15,024	18,965	15,024

GAAP Ratios:
Losses and loss adjustment expense ratio	59.7%	58.0%	60.0%	59.1%
Underwriting expense ratio	24.4%	23.4%	22.4%	23.4%

Combined ratio	84.1%	81.4%	82.4%	82.5%

Return on equity (c)	22.7%	45.1%	28.3%	42.2%
Average shareholders’ equity	$122,554	$56,870	$99,852	$53,948

	At June 30, 2005	At December 31, 2004
Balance Sheet Data (GAAP):
Cash and investments	$301,305	$238,951
Reinsurance recoverable	70,106	63,128
Total assets	540,537	401,236
Unpaid losses and loss adjustment expenses	197,296	171,031
Long-term debt (b)	16,922	32,547
Total shareholders’ equity	$126,915	$72,789

Statutory Data: (d)
Policyholder Surplus (Statutory) (e)	$104,991	$92,124

(a)	2004 net income and earnings per share reflect a correction from amounts previously disclosed (refer to June 30, 2005 Form 10-Q).
(b)	Long-term debt at December 31, 2004 includes a $15 million loan from Great American Insurance Company that was paid in full in February 2005.
(c)	The ratio of net income to the average of shareholders’ equity at the beginning and at end of the period.
(d)	While financial data is reported in accordance with accounting principles generally accepted in the United States, or GAAP, for shareholder and other investment purposes, it is reported on a statutory basis for insurance regulatory purposes. Certain statutory expenses differ from amounts reported under GAAP. Specifically, under GAAP, premium taxes and other variable costs incurred in connection with writing new and renewal business are capitalized and amortized on a pro rata basis over the period in which the related premiums are earned. On a statutory basis, these items are expensed as incurred. In addition, certain other expenses, such as those related to the expensing or amortization of computer software, are accounted for differently for statutory purposes than the treatment accorded under GAAP.
(e)	The statutory policyholder surplus of National Interstate Insurance Company, which includes the statutory policyholder surplus of its subsidiary, National Interstate Insurance Company of Hawaii.